CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited – in 000s, Except per Share Amounts)

	Three Months Ended		Six Months Ended	
	March 31, 2015	March 31, 2014	March 31, 2015	March 31, 2014
Revenues:				
Securities commissions and fees	$ 860,214	$ 805,719	$ 1,694,223	$ 1,587,899
Investment banking	74,240	67,311	151,778	147,108
Investment advisory fees	91,016	88,096	189,777	181,510
Interest	134,413	118,393	266,522	235,486
Account and service fees	111,966	101,024	223,124	194,598
Net trading profit	17,060	14,842	25,941	32,993
Other	23,715	9,240	41,103	33,805
Total revenues	**1,312,624**	**1,204,625**	**2,592,468**	**2,413,399**
Interest expense	(26,846)	(25,980)	(54,230)	(51,352)
Net revenues	**1,285,778**	**1,178,645**	**2,538,238**	**2,362,047**
Non-interest expenses:				
Compensation, commissions and benefits	882,234	812,291	1,720,488	1,617,236
Communications and information processing	67,635	69,503	126,747	131,357
Occupancy and equipment costs	41,604	39,897	80,831	79,582
Clearance and floor brokerage	13,588	9,876	23,086	19,830
Business development	42,490	36,667	79,480	68,911
Investment sub-advisory fees	14,987	13,798	29,242	25,597
Bank loan loss provision	3,937	1,979	13,302	3,615
Other	43,670	41,635	90,780	84,108
Total non-interest expenses	**1,110,145**	**1,025,646**	**2,163,956**	**2,030,236**
Income including noncontrolling interests and before provision for income taxes	175,633	152,999	374,282	331,811
Provision for income taxes	66,857	60,904	143,469	123,195
Net income including noncontrolling interests	108,776	92,095	230,813	208,616
Net loss attributable to noncontrolling interests	(4,687)	(12,465)	(8,946)	(12,577)
Net income attributable to Raymond James Financial, Inc.	**$ 113,463**	**$ 104,560**	**$ 239,759**	**$ 221,193**
Net income per common share – diluted	**$ 0.77**	**$ 0.72**	**$ 1.64**	**$ 1.54**
Weighted-average common and common equivalent shares outstanding – diluted	**146,050**	**143,636**	**146,188**	**143,065**

CONSOLIDATED RESULTS BY SEGMENT (in 000s)

	Three Months Ended		Six Months Ended	
	March 31, 2015	March 31, 2014	March 31, 2015	March 31, 2014
Revenues:				
Private Client Group	$ 873,634	$ 817,581 (1)	$ 1,722,877	$ 1,600,330 (1)
Capital Markets	238,921	225,226 (1)	474,095	466,666 (1)
Asset Management	94,022	87,534	193,652	183,550
Raymond James Bank	105,390	87,157	208,346	171,030
Other (2)	17,806	3,982	27,572	24,071
Intersegment eliminations	(17,149)	(16,855)	(34,074)	(32,248)
Total revenues	**$ 1,312,624**	**$ 1,204,625**	**$ 2,592,468**	**$ 2,413,399**
Pre-tax income (loss) (excluding noncontrolling interests):				
Private Client Group	$ 75,420	$ 77,115	$ 168,164	$ 148,625
Capital Markets	20,848	29,571	48,501	63,016
Asset Management	31,095	29,864	70,891	61,700
Raymond James Bank	71,264	56,798	135,620	113,856
Other (2)	(18,307)	(27,884)	(39,948)	(42,809)
Pre-tax income (excluding noncontrolling interests)	**$ 180,320**	**$ 165,464**	**$ 383,228**	**$ 344,388**

(1) Certain prior period amounts have been reclassified to conform to the current period's presentation.
(2) The Other segment includes the results of our principal capital and private equity activities as well as various corporate overhead costs of RJF.

About Raymond James Financial, Inc.

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has nearly 6,400 financial advisors serving in excess of 2.6 million client accounts in more than 2,600 locations throughout the United States, Canada and overseas. Total client assets are approximately $496 billion. Public since 1983, the firm has been listed on the New York Stock Exchange since 1986 under the symbol RJF. Additional information is available at www.raymondjames.com.

FORWARD LOOKING STATEMENTS

Certain statements made in this report may constitute "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information concerning future strategic objectives, business prospects, anticipated savings, financial results (including expenses, earnings, liquidity, cash flow and capital expenditures), industry or market conditions, demand for and pricing of our products, acquisitions and divestitures, anticipated results of litigation and regulatory developments or general economic conditions. In addition, words such as "believes," "expects," "anticipates," "intends," "plans," "estimates," "projects," "forecasts," and future or conditional verbs such as "will," "may," "could," "should," and "would," as well as any other statement that necessarily depends on future events, are intended to identify forward-looking statements. Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions. Although we make such statements based on assumptions that we believe to be reasonable, there can be no assurance that actual results will not differ materially from those expressed in the forward-looking statements. We caution investors not to rely unduly on any forward-looking statements and urge you to carefully consider the risks described in our filings with the Securities and Exchange Commission (the "SEC") from time to time, including our most recent Annual Report on Form 10-K and subsequent Forms 10-Q, which are available on www.raymondjames.com and the SEC's website at www.sec.gov. We expressly disclaim any obligation to update any forward-looking statement in the event it later turns out to be inaccurate, whether as a result of new information, future events, or otherwise.

Stock Traded: NEW YORK STOCK EXCHANGE
Stock Symbol: RJF

RAYMOND JAMES®

International Headquarters:
The Raymond James Financial Center
880 Carillon Parkway // St. Petersburg, FL 33716
800.248.8863 // RaymondJames.com

©2015 Raymond James Financial
Raymond James® is a registered trademark of Raymond James Financial, Inc.
15-Fin-Rep-0010 EK 5/15

RAYMOND JAMES®

SECOND QUARTER 2015

RAYMOND JAMES FINANCIAL SECOND QUARTER REPORT 2015

Dear Fellow Shareholders,

Since our fiscal first quarter report was issued in February, economic conditions have weakened. Expectations for 2015 GDP growth of 2.5-3% have not been met thus far. In fact, it was difficult to find growth at all. Employment growth has been weak like it was last year in the first calendar quarter until the hiring statistics released just before the date of this report. Moreover, lower gas prices didn't generate higher consumer spending as expected. Oil prices, albeit still much lower than before their collapse, have also increased from the mid-$40s to near $60. The strength in the U.S. dollar has dampened foreign exports. In addition, the Federal Reserve Board seemed to waiver on its commitment to begin increasing interest rates.

Nonetheless, our results in the March quarter continued to forge ahead in spite of the somewhat washed-out economic backdrop described above. Net revenues grew 9% to a record $1.29 billion from last year's second quarter results and exceeded the December quarter by 3%. Net income of $113.5 million also exceeded last year's March quarter by a healthy 9%, although it trailed the immediately preceding December quarter by 10% for a number of reasons. Contrasted to the preceding quarter, the March quarter included three less trading days and two fewer billing days of net interest and asset-based fees. Compensation expense was elevated in the second quarter contrasted to the preceding quarter due to the calendar year reset for payroll taxes. Commission expense also included a $6 million charge, which reversed the reduction to commission expense related to the mutual fund share class issue last quarter. Communication and information processing expense was elevated because of the normal seasonal increase in mailings in the quarter. Clearance and floor brokerage expense was higher as a result of a $3.3 million adjustment in the Capital Markets segment. Business development expense also increased by $5 million compared to the December quarter because of the timing of corporate advertising expense. Although there are always some timing differences and aberrational expenses in every quarter, the number and size of the second quarter's differences from the first deserved an explanation and accounted for more than the negative variance from the December quarter. Last year's second quarter report described some similar reasons for a net income decline from the first quarter so at least some of the difference is seasonal. Hence, this quarter's net income was actually very good and the first six months' results, discussed later in the report, give a more descriptive picture of our progress.

Earnings per diluted share for the second quarter were $0.77 compared to $0.72 last year. The quarter's pre-tax margin on net revenue was 14%, flat with last year's second quarter. The March quarter's annualized rate of return on average equity was 10.5%, down from 10.9% last year.

Net revenues for the first six months of fiscal 2015, ended March 31, were $2.54 billion, representing a 7% increase over the prior year. Net income grew a somewhat better 8% to $239.8 million. Earnings per diluted share were $1.64 compared to $1.54 during the same period last year. The pre-tax margin on net revenues for the six-month period was 15.1% compared to 14.6% last year. The effective tax rate year-to-date was 37.4%, slightly higher than 35.8% last year for the six months ended March 31. On March 31, RJF's total shareholder equity was $4.38 billion. Consequently, the book value per share was $30.69 and the tangible book value per share was $28.34.

Segment results for the second quarter were remarkably similar in terms of net revenue growth for the three non-bank segments but net income varied materially reflecting idiosyncratic conditions in each. Private Client Group (PCG) net revenues of $871 million were up 7% over last year's comparable three-month period, which produced a 2% decline in second quarter pre-tax income to $75.4 million, as most of the aforementioned income reductions and increased costs related to PCG. PCG's commissions and fees grew 7% to $731 million as its assets under administration grew 9% to $471 billion, again driven by high levels of financial advisor recruiting and retention. In fact, the financial advisor count grew by 48 during the quarter to 6,384, an increase of 182 since last March.

Net revenues in the Capital Markets segment (CM) increased by 6% over last year's comparable quarter to $235 million. Unfortunately, CM's pre-tax income declined by 29% to $20.8 million from last year's second quarter, which reflected a lackluster underwriting calendar, a loss on a Canadian "bought" deal, which related to an energy deal in which Raymond James Ltd. participated, and the aforementioned $3.3 million clearing cost adjustment. Needless to say, Equity Capital Markets (ECM) was also impacted by the decline in energy prices. ECM also incurred expenses to hire research analysts and investment bankers in its nascent Life Science's sector. On the other hand, an increase in Fixed Income institutional commissions offset some of the equity commission declines and lack of underwriting activity in both the energy and real estate sectors.

Net revenues in the Asset Management (AM) segment grew 7% to $94 million, which produced a 4% increase in pre-tax income to $31 million. Financial assets under management grew 11% to a record $69.4 billion as a result of new sales and asset appreciation over the last year. In March, Eagle announced an agreement to purchase Canadian-based asset manager Cougar Global Investments Ltd. AM is already beginning to market Cougar's investment products.

Raymond James Bank (RJB) was the star segment in the second quarter. RJB grew net revenues 21% over the 2014 quarter to $102.9 million as a result of excellent loan growth of $2 billion over the last year, of which $251 million occurred in the second quarter. On March 31, net loans totaled a record $12.1 billion. Loan growth reflects a successful program to increase securities-based lending to our PCG clients as well as expansion of our corporate loan and residential mortgage loan portfolios, which also serve our client base. Furthermore, there was continued improvement in loan quality and a 12 basis point improvement in net spread to 3.09%. As a result, pre-tax income grew 25% to $71.3 million, the second highest level in history.

Total revenues in the Other segment increased substantially to $17.8 million, which included $17.3 million of private equity gains, of which $5.7 million was attributable to non-controlling interests. That contrasts to only $4 million in total revenues in the second quarter last year. As a result, pre-tax losses were $18.3 million contrasted to $27.9 million last year.

During the March quarter, a number of our financial advisors were recognized for outstanding achievements. In January, 12 Raymond James-affiliated financial advisors were named to *REP.* magazine's list of the Top 50 NextGen IBD Advisors (independent broker-dealer advisors under 40 years old). In February, 31 Raymond James-affiliated advisors were recognized by *Barron's* as top advisors in the nation. In the top 1,200 state-by-state rankings, four Raymond James-affiliated advisors were ranked number one in their respective states: John Moore in New Mexico, Mal Makin in Rhode Island, Judith McGee in Oregon and Gordon Wollman in South Dakota. In March, 24 Raymond James-affiliated advisors were named to the *Financial Times'* FT 400 list of top financial advisors.

Also in March, eight Raymond James branch managers were named to *On Wall Street*'s list of the Top 100 Branch Managers. These talented individuals combine years of advisory experience with leadership, recruiting and management skills that enable them to build successful local businesses.

Raymond James Investment Banking was selected as the Investment Banking Firm of the Year at the M&A Advisor Turnaround Awards in January. Not to be outdone, Raymond James Public Finance was once again included in the Top 10 Municipal Underwriters by Thomson Reuters in February.

In May, as part of our donation policy related to disasters that materially impact communities in which our associates live and work, Raymond James donated $50,000 to the American Red Cross in Tennessee for relief efforts in response to prolonged and severe winter weather conditions.

Since March of 2009, we've been blessed with six years of a bull market which has dramatically increased stock prices. That recovery has been catalyzed by government policies, principally the Federal Reserve Bank's maintenance of near-zero, short-term interest rates. That easy-money policy facilitated a recovery, which has been erratic but generally positive. Consequently, the market is susceptible to a correction and the economy to a recession, although not necessarily at the same time.

The recent lack of GDP growth is attributable to surprisingly low levels of consumer purchasing in light of low gas prices, anemic housing sales despite low mortgage rates and a slowdown in corporate earnings growth. The latter factor, in conjunction with the prospect of the Fed's imposition of higher rates, has also given rise to concerns about future stock prices. Although we share these concerns, we believe that it is somewhat more likely that GDP growth will resume based on a continuation of reasonable gas prices and a renewed demand for housing based on a combination of lower unemployment rates and accelerating rates of growth in compensation. Moreover, corporate earnings appear to be accelerating again. Thus, our immediate outlook is still generally favorable, which presages good results for the financial services industry, particularly since somewhat higher interest rates would benefit banks and securities firms. More importantly, we don't pretend to have a crystal ball which would enable us to time the market in the short run, but we do have confidence that the U.S. economy and Raymond James' business model will perform well over the long term.

Sincerely,

Thomas A. James	Paul C. Reilly
Chairman	CEO

May 13, 2015

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Unaudited – in 000s)

	MARCH 31, 2015	SEPTEMBER 30, 2014
Assets:		
Cash and cash equivalents	$2,540,137	$2,199,063
Assets segregated pursuant to regulations and other segregated assets	2,560,449	2,489,264
Securities purchased under agreements to resell and other collateralized financings	469,503	446,016
Financial instruments, at fair value	2,181,241	1,992,436
Receivables	15,209,347	14,326,315
Property & equipment, net	242,071	245,401
Other assets	1,765,187	1,627,157
Total assets	**$24,967,935**	**$23,325,652**
Liabilities and equity:		
Loans payable	$1,945,609	$1,889,629
Payables	16,609,613	15,382,176
Trading instruments sold but not yet purchased, at fair value	372,340	238,400
Securities sold under agreements to repurchase	277,383	244,495
Other liabilities	1,111,080	1,137,696
Total liabilities	**$20,316,025**	**$18,892,396**
Total equity attributable to Raymond James Financial, Inc.	4,375,425	4,141,236
Noncontrolling interests	276,485	292,020
Total equity	**$4,651,910**	**$4,433,256**
Total liabilities and equity	**$24,967,935**	**$23,325,652**